Exhibit 10.84

January 12, 2011

Dear Bill:

I am pleased to offer you a full time, regular position with LookSmart, Ltd. (“the Company”). This letter confirms our offer and sets out certain details of your employment. Other terms required to be observed by law also apply.

Your position will be Senior Vice-President of Operations and Chief Financial Officer. In this position you will be reporting directly to me as the Company’s Chief Executive Officer.

Your start date with the Company will be January 17, 2010. Your base compensation on joining will be $250,000 per annum, paid pursuant to the Company’s standard payroll practice. In addition, you are eligible to earn annual incentive compensation (bonus) under the Company’s Executive Team Incentive Plan which at 100% of “plan” will be 40% of your base salary. Earned incentive compensation will be paid on a quarterly basis after the end of each quarter, based on your achievement of pre-approved company performance targets. As with other members of the executive team, an individual team member may earn more or less than 100% of his or her incentive compensation, and attainment of incentive compensation must be approved by the Compensation Committee of our Board of Directors.

You will be eligible to enroll in LookSmart’s benefits package. Details of LookSmart’s benefit plans are provided in the Suite of Benefits document, available from our Human Resources Department.

Stock Options

Promptly after hire, the Company will grant you 180,000 stock options (“Option Shares”), which will be presented to the Board or its Compensation Committee for approval as soon as possible after your start date. The exercise price for the Option Shares will be the closing price of LookSmart, Ltd. as quoted on the NASDAQ exchange on the day your option grant is approved. Your options will vest over a period of four years, with the first 25% vesting at your one-year anniversary. The remaining 75% will vest monthly thereafter (1/48 per month). Such Option Shares will be subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan and the stock option agreement(s) issued to you under that Plan, such agreement(s) to be consistent with the terms outlined in this letter.

Termination; At-Will Employment

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, just as you are free to resign at any time for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice and without further obligation to you, except as otherwise specifically set forth in this Letter Agreement. This “at will” employment relationship may not be changed except in a writing signed by a representative of the Board.

Promptly after hire, the Company will provide you with its standard change of control/severance agreement for executive officers, which generally provides, subject to the terms and conditions of such agreement, that (a) in the event of termination without cause or voluntary resignation for “good reason” as defined therein, the Company will provide you with a severance package consisting of a lump sum payment equal to 9 months of your then-current annual base salary plus 9 months of your cash incentive compensation (at 100% of “plan”) and (b) in the event of termination without cause or voluntary resignation for “good reason” within twelve months following a change in control of the Company (as defined therein), the stock options held by you will be subject to accelerated vesting such that all remaining unvested stock options will vest and become immediately exercisable.

Confidential Information

Given the high value of information in this market, it is essential that during your employment and at any time thereafter, you do not disclose any confidential information relating to the Company’s operations except as may be necessary for the proper performance of your duties. By signing this Letter Agreement, you also agree to sign a separate Employment, Confidential Information and Arbitration Agreement.

Other

The Company, at its own expense, agrees to defend you and hold you harmless against any action brought against you or the Company relating to your employment with the Company, to the same extent as the Company has agreed to indemnify its other officers.

You understand and agree that by accepting the terms of your employment set forth in this Letter Agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this Letter Agreement or the Company’s policies.

It is important that you bring the appropriate documentation for verification with you on your first day of employment, as you cannot be put on the LookSmart payroll until it is received. The required documentation is described in the enclosed package.

You are required to observe at all times all LookSmart policies and procedures (including, but not limited to, those provided to you before your start date). In accordance with LookSmart’s philosophy, these policies and procedures are formulated for the efficient and fair administration of employment matters and may be varied from time to time in the sole discretion of the Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment,

discrimination and wrongful termination, shall be settled by binding arbitration held in San Francisco County, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq. , including section 1283.05, (the “Rules”) and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.

The offer of employment contained in this letter is subject to and contingent upon your submitting to a background check and the results of the check being satisfactory to LookSmart, as well as your presenting verification of your identity and legal right to work in the United States.

In order to confirm your acceptance of this offer, we ask that you complete the following acknowledgment, initial each page of this letter and return it to our Human Resources Department. Please send the original signed letter to me at your convenience. If you require clarification of any matter, please feel free to contact me.

Very truly yours,

Jean-Yves Dexmier

Executive Chairman of the Board and Chief Executive Officer

Accepted and agreed to by:

/s/ William F. O’Kelly
William F. O’Kelly

Date: January 12, 2011